Exhibit 10(l)(xiv)

ALBANY INTERNATIONAL CORP.
2011 PERFORMANCE PHANTOM STOCK PLAN

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2018 AWARD AGREEMENT

This AWARD AGREEMENT (the “Agreement”) is dated as of the ____ day of ________________, 2018, between Albany International Corp., a Delaware corporation (the “Company”), and _____________ (the “Participant”).

WHEREAS, the Company adopted and maintains the Albany International Corp. 2011 Performance Phantom Stock Plan (the “Plan”);

WHEREAS, the Plan provides for the grant of awards of Performance Phantom Stock to participants in the Plan; and

WHEREAS, Section 4(b) of the Plan provides for the establishment of Performance Measures and Performance Targets for awards granted under the Plan.

NOW THEREFORE, in consideration of the agreements and obligations hereinafter set forth, the parties hereto agree as follows:

1.	Definitions; References.

As used herein, the following terms shall have the meanings indicated below.

(a)               “Final Award”, with respect to the Performance Period, shall mean the number of shares of Performance Phantom Stock equal to the product of the Target Award multiplied by the Performance Percentage for the Performance Period (which number may be zero).

(b)               “Performance Percentage” shall mean, with respect to the Performance Period, the percentage determined pursuant to the Scorecard.

(c)               “Performance Period” shall mean the period that commences on January 1, 2018 and ends on December 31, 2018.

(d)               “Scorecard” shall mean a performance scorecard as set forth in Section 3 hereof.

(e)               “Target Award”, with respect to the Performance Period, shall mean the number of shares of Performance Phantom Stock specified in Section 2, which is the amount of the Final Award for the Performance Period if the Performance Percentage is 100%.

2.                  Establishment of the Target Award. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Committee hereby establishes the Participant’s Target Award at _______________ shares of Performance Phantom Stock for the Performance Period.

3.                  Establishment of the Scorecard. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Committee hereby establishes the Scorecard, attached hereto as Exhibit A, based on the objective criteria specified, with which to evaluate the Company’s and/or the Participant’s performance during the Performance Period. The Scorecard shall represent an objective basis for determining the Performance Percentage for the duration of this Agreement.

4.                  Determination and Vesting of Final Award.

(a)             As soon as practicable after the end of the Performance Period, and in no event later than the last day of the first February following the Performance Period (the “Determination Date”), the Committee shall determine the Performance Percentage based on the Scorecard and the resulting Final Award to be allocated as of the Determination Date to the Participant’s Performance Phantom Stock Account for the Performance Period.

(b)            The vesting, special vesting and forfeiture provisions set forth in Sections 5(b), (c) and (d) of the Plan shall apply.

5.                  Time and Method of Settlement of Final Award.

(a)               As promptly as practicable after each Vesting Date and in no event later than the later of (i) December 31 of the year in which the Vesting Date occurs, and (ii) the 15th day of the third month following the Vesting Date, the Company or one of its subsidiaries shall pay to the Participant or the Participant’s Beneficiary, as applicable, an amount in U.S. dollars equal to the product of (i) the number of shares of Performance Phantom Stock vesting on such Vesting Date multiplied by (ii) the Share Price as of such Vesting Date.

6.                  Clawback. If there is a significant restatement of the Company’s financial results, caused or substantially caused by the fraud or intentional misconduct of the Participant, the entire amount of the Final Award, whether vested or unvested, shall be forfeited and the Participant shall not be entitled to any payment under Section 5 hereof or have any other rights with respect to the Final Award. Moreover, the Participant shall, upon demand, repay any payments already paid prior to the restatement.

7.                  Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the right of the Board and the Committee to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, except by an agreement in writing signed by the Participant and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The Waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

8.                  Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given if delivered in person or by first-class registered or certified mail, return receipt requested, and shall be deemed to have been given when personally delivered or five (5) days after mailing to the following address (or to such other address as either party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt):

If to the Company:

Albany International Corp.
216 Airport Drive
Rochester, New Hampshire 03867
Fax: (518) 935-9316
Attention: Legal Department

If to the Participant, to the most recent address of the Participant that the Company has in its records.

9.                  Incorporation By Reference; Plan Document Receipt. Except as otherwise provided herein, this Award Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time and which are expressly intended to apply to the grant of the Performance Phantom Stock provided for herein), all of which terms and provisions are made a part of and incorporated in this Award Agreement as if they were expressly set forth herein. Any capitalized term not defined in this Award Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of a conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.

10.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

11.              Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles, and the parties hereby submit to the jurisdiction of the courts and tribunals of New York.

12.              Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives and successors of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives or successors, any legal or equitable rights, remedy or claim under or in respect of this Agreement or any provision contained herein.

13.              Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.              Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date specified above.

ALBANY INTERNATIONAL CORP.

By: ________________________________________

Name:
Title:

Participant

EXHIBIT A

Albany International 2018 Phantom Stock Plan Award Agreement

Performance Percentage Scorecard

Performance Metric	Weight	Measurement	Performance Metric Percentage Goals
			0%	50%	100%	150%	200%
1. 2018 Weighted Corporate Performance Metric	100%	Combination of Financial Statements	To Be Calculated as Described Below

The Performance Percentage achievement level shall be determined by the Committee in its sole discretion and shall equal (45% x Metric Percentage achieved for the 2018 Global MC Cash Flow Metric defined below) + (45% x Metric Percentage achieved for the 2018 Global AEC EBITDA excluding R&D Metric defined below) + (10% x Metric Percentage achieved for 2018 Other Cash Flow defined below) provided the Company does not, at any time during 2018, breach any leverage ratio covenants set forth in the Company’s $685,000,000 Five-year Revolving Credit Agreement with various Lender Banks and JPMorgan Chase Bank, N.A. as Administrative Agent, dated November 7, 2017, or any other financing facility established during 2018 to replace the aforesaid credit agreement (in either case, the “Credit Agreement”). In the event that any leverage ratio covenant is breached at any point in 2018, or in the event that payment of the amounts to be paid out under this Plan award or any other Plan award would cause the breach of a leverage ratio covenant, the Performance Percentage shall equal zero. Neither the Performance Percentage, nor any Metric Percentage, shall exceed 200%.

For the purposes of calculating the Performance Percentage achievement level, the following definitions shall apply:

“2018 Global MC Cash Flow” shall be equal to the amount reported as “Net Income” for the Global Machine Clothing business segment for 2018 in the Company’s Consolidated Statement of Income for 2018, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted by adding back, to the extent that such item reduced Net Income, or subtracting, to the extent that such item increased Net Income:

(A) depreciation and amortization expense;

(B) restructuring costs, provided however, that the Committee may, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs does not result in a higher  Metric Percentage or reduced target goal;

(C) any goodwill and intangible impairment;

(D) income tax expenses (including any taxes recorded as operating expenses that were not included in the 2018 Operating Plan approved by the Board of Directors);

(E) net interest expense;

(in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied) provided that the amount so determined shall then be further adjusted (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any gain or loss attributable to the sale of any business segment, or any real estate, during 2018, net of any expenses incurred in connection with the transaction, or (ii) reallocated overhead costs which were otherwise attributable to any discontinued operations divested during the Performance Period; (3) to exclude any income (or loss) attributable to any business operation acquired during the Performance Period; (4) to exclude the effect on income of any charges incurred in the connection of the settlement of pension benefit funding obligations; (5) to exclude the effect on income of any deferred bank fee write-offs or interest rate swap buyouts related to any new financing facility established during 2018 or any gain or loss associated with the early retirement of any debt instrument; (6) to exclude the effect on income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture during the Performance Period; and (7) to exclude the cost of any lease expense incurred in connection with the sale and leaseback of any real estate (the foregoing hereinafter collectively referred to as the “Adjustments”) as the same may be applied to such business segment then further adjusting the resulting amount by:

(X) deducting therefrom the aggregate sum of all approved Machine Clothing capital expenditures released during 2018, plus any over-budget capital expenditures costs or less any under budget capital expenditure costs budgeted regardless of the year in which released, adjusted to exclude any capital expenditures released during 2018 and any over or under budget capital expenditure costs that are attributable to any business operations acquired during the applicable year;

(Y) adding back any expense related to machinery and equipment relocations and plant setup costs, or other capital expenditures associated with anticipated or announced plant closings or consolidation of manufacturing capacity and not otherwise considered restructuring costs; and

(Z) by increasing, or decreasing as the case may be, the amount by a sum equal to the net decrease (or increase) in the aggregate sum of Machine Clothing Accounts Receivable and Inventories during the Performance Period. Accounts Receivable and Inventories shall in each case mean the amounts set forth in the Company’s financial accounting systems and reported in the Company’s year-end consolidated financial statements for the applicable year in accordance with GAAP, adjusted to exclude (1) any Accounts Receivable or Inventories attributable to any business operations acquired during the applicable year and (2) the effect of currency fluctuations. For the purposes of this definition, any funds released for the Company’s equipment contingency budget shall not reduce cash flow. For the purposes of determining the Metric Percentage achieved, the following goals are established:

Performance Metric	Metric Percentage
	0%	50%	100%	150%	200%
2018 Global MC Cash Flow	< $100.1M	≥ $100.1M	≥ $166.8M	≥ $200.2M	≥ $233.6M

“2018 Adjusted Global AEC EBITDA excluding R&D” shall be equal to the amount reported as “Net Income” from the Albany Engineered Composites business segment as reported in the Company’s 2018 Consolidated Statement of Income, exclusive of research and development costs and any amount recorded for the non-controlling interest in Albany Safran Composites (ASC), less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted according to the Adjustments as the same may be applied to such business segment, and further adjusted to exclude the effect on income of any fixed asset-write-offs related to continued and discontinued programs within the AEC business segment (including ASC), any write-offs of previously capitalized costs related to non-recurring engineering and tooling for continued and discontinued programs, and adding back any expense related to machinery and equipment relocations, or other capital expenditures associated with plant closings or consolidation of manufacturing capacity, plus adding back charges related to any write-offs of previously capitalized costs or charges for recognized future losses, as related to the long term agreement for the supply of parts for the Rolls Royce BR725 engine, and to exclude the cost any any charges required by revenue Recognition Standard ASC 606 to recognize future losses relating to any new long-term contracts awarded during the Performance Period. For the purposes of determining the Metric Percentage achieved, the following goals are established:

Performance Metric	Metric Percentage
	0%	50%	100%	150%	200%
2018 Adjusted Global AEC EBITDA excluding R&D	< $40.8M	$40.8M	≥ $68.0M	≥ $81.6M	≥ $95.2M

“2018 Other Cash Flow” shall be equal to that portion of “Net Income” for 2018 as reported in the Company’s Consolidated Statement of Income for 2018, which is in the aggregate attributable to the Global Information Systems (GIS) and Corporate cost centers and items reported as other income/expense, net, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted according to the Adjustments as the same may be applied to such cost centers, less then further adjusting the resulting amount by:

(X) deducting therefrom the aggregate sum of any GIS or Corporate approved capital expenditures released during 2018, plus any over-budget capital expenditures costs or less any under budget capital expenditure costs budgeted regardless of the year in which released, adjusted to exclude any capital expenditures released during 2018 and any over or under budget capital expenditure costs that are attributable to any business operations acquired during the applicable year.

For the purposes of determining the Metric Percentage achieved, the following goals are established:

Performance Metrics	Metric Percentage
	0%	50%	100%	150%	200%
2018 Other Cash Flow	< -$68.1M	≥ -$68.1M	≥ -$52.4M	≥ -$41.9M	≥ -$31.4M

The foregoing measurement goals shall be reduced, as necessary, to reflect any impact on sales and/or income as the result of any discontinued operations during 2018. The amount of the reduction shall be the amount of cash flow or net sales otherwise attributable to such business in the 2018 Operating Plan approved by the Company’s Board of Directors, pro-rated to reflect the timing of such divestiture. For performance between the data points indicated, the Metric Percentage shall be the interpolated value based on the next higher and lower data points.